Exhibit 99.1

For further Information: At the Company: Ron Santarosa 805-322-9333	At The Investor Relations Company: Tad Gage or Woody Wallace 312-245-2700	Corporate Headquarters Address: 1880 Century Park East, Suite 800 Los Angeles, CA 90067

FOR IMMEDIATE RELEASE

First California Reports First Quarter Results;

Merger Completed, Integration On-Schedule

•	Loans and deposits double due to merger
•	Bank integration should be completed by end of second quarter
•	Anticipates second quarter gain on sale of bank charters
•	Asset quality continues strong
•	Revenue sources increase following merger with addition of commercial and multi-family property mortgage loan origination and sale activity

Los Angeles, CA, May 15, 2007 – First California Financial Group, Inc. (Nasdaq:FCAL) today reported a net loss of $1.1 million for its first quarter ended March 31, 2007, equal to 15 cents a diluted share, compared to 2006 first quarter net income of $1.1 million or 18 cents a diluted share on 17 percent fewer diluted shares outstanding. The per share data for 2007 reflect the increase in outstanding weighted average shares that resulted from issuing 5.9 million common shares in connection with the merger.

First quarter 2007 included a pre-tax charge of $1.6 million related to a debt refinancing completed early in that period. The refinancing should save approximately $500,000 a year in pre-tax interest expense as a result of lower interest rates, the company noted.

“This merger creates a larger community bank with the personal service and attention to detail that people expect from a community bank, and the bank now has critical mass, economies of scale and a wide range of new capabilities,” said C. G. Kum, president and CEO. “As we make this transition to the new First California Bank, we are maintaining the high service levels for which we’re known.

“Client and employee retention has been critical to us. Since announcing the acquisition, we have met regularly with clients to make sure they understand our commitment to service is unwavering, and that we can now offer an even broader range of services. We have been very successful in retaining clients of all three banks. We have also worked hard to keep valued employees and make this transition period as smooth as possible.”

First California Financial Group in first quarter 2007 began an integration program among its three banks that will combine them under a single brand – First California Bank. The integration activity resulted in pre-tax charges of approximately $3.5 million in the first quarter, the company reported. The integration program will continue through the second quarter, and the company estimates pre-tax charges for the second quarter will be approximately $1.4 million. Management anticipates completing the integration of Mercantile National Bank, South Bay Bank and First California Bank by the end of June 2007.

First California Financial Group, Inc., was a wholly owned subsidiary of National Mercantile Bancorp formed to facilitate the reincorporation merger with National Mercantile and the merger with FCB Bancorp. Accordingly, First California’s historical balance sheet and results of operations before the merger are the same as the historical information of National Mercantile. The FCB merger has been accounted for using the purchase method of accounting. Accordingly, the balance sheet of the company at the end of the quarter includes preliminary estimates of the fair value of the assets acquired and liabilities assumed from FCB. The company’s results of operations, however, include approximately 19 days of FCB’s results, it pointed out.

Net interest income for the first quarter rose to $7.1 million, up 25 percent from $5.7 million for the first quarter a year ago. The net interest margin on a tax equivalent basis for the first quarter this year was 4.57 percent, down from 5.49 percent for the 2006 first quarter.

Noninterest income includes service charges on deposit accounts, fees and other income as well as income from loan sales and commissions and trading gains and losses from non-hedge derivatives. Service charges, fees and other income for the first quarter jumped to $486,000, up 51 percent from $322,000 for the same quarter last year, primarily as a result of the merger. New revenue sources that resulted from the merger – loan sales and commissions – were $226,000 in first quarter 2007. There were no loan sales and commissions in the first quarter last year. In addition, the company’s valuation of certain interest rate swaps (non-hedge derivatives) in first quarter 2006 resulted in a loss of $448,000. The early termination of these interest rate swaps led to a $550,000 gain in the 2006 third quarter. There were no trading gains or losses on non-hedge derivatives in first quarter 2007.

The efficiency ratio for the first quarter stood at 67 percent. Management has set a long-term goal of driving down the efficiency ratio. “We intend to actively manage our operations to keep costs as low as possible through efficiencies and synergies,” said Kum. “However, our growth plans call for continued investment, and this is our highest priority. We won’t sacrifice growth to squeeze a few points out of our efficiency ratio.”

Loans and Deposits Double; Asset Quality High

As of March 31, 2007 loans amounted to $722.4 million, up 104 percent from $353.5 million at the end of the 2006 first quarter. Deposits ended the first quarter this year at $770.8 million, up 90 percent from $405.4 million at the end of the first quarter last year. The increase in loans and deposits reflects the completed merger with FCB Bancorp.

The company reported it has experienced low levels of delinquencies, non-accrual loans and net loan charge-offs for an extended period of time. At March 31, 2007, non-accrual loans were less than .05 percent of loans. As a result, there was no provision for loan losses in first quarter 2007. For the year ago quarter, the provision for loan losses was $32,000. The company’s ratio of the allowance for loan losses to loans was 1.15 percent at the end of the first quarter. The company has no sub-prime lending.

“We have seen continuing economic strength throughout the Southern California market, and particularly in the three counties in which we operate,” said Kum. “Like everywhere else, there has been a slowdown in commercial and consumer real estate and related lending but, by in large, our market has a positive business climate that continues to create lending opportunities.”

Debt Refinancing to Reduce Costs

During the quarter, the company elected to redeem all of the $15.5 million outstanding 10.25 percent fixed rate junior subordinated debentures due July 25, 2031. The debentures were redeemable at a price of 107.6875 percent of the principal amount outstanding plus accrued interest. As a result, the company incurred the pre-tax charge as noted but it believes the $500,000 per year interest savings going forward to be worth the cost.

To redeem the debentures, the company issued new $16.5 million 6.8 percent fixed/floating rate junior subordinated debentures due March 15, 2037. For the first five years the interest rate is fixed. Thereafter, the interest rate resets quarterly to the three-month LIBOR rate plus 1.6 percent. These debentures are redeemable at par, in whole or in part, any time on or after March 15, 2012.

Commercial and multi-family property originations and sales

The merger with FCB brought a new source of revenue to First California from the origination and sale of commercial and multi-family property mortgages. Since the merger with FCB Bancorp, the Commercial Mortgage Division sold $7.1 million of mortgages for a pre-tax gain of $226,000. In addition, the division brokered loans for commissions of $32,000.

At the end of the quarter, loans held for sale were $25.6 million. There were no loans held for sale at the end of the year ago quarter. More recently, in April 2007, the division sold $22 million of mortgage loans for a gain of $500,000. This sale and gain activity will be included in the company’s second quarter results.

“The commercial mortgage division gives us a good source of non-interest income and revenue diversification,” said Kum. “Although a new business line to First California, it is most synergistic with what we already do. We diversified into something we know and enhanced our abilities to meet our clients’ needs. Selling commercial mortgages into the secondary market also gives us a better market perspective and gaining this intelligence we believe makes us a better focused lender.”

Integration Program Continues

A high priority for management is to complete the integration process, unify operating systems and move forward with its growth plan. The integration program will create operating efficiencies and eliminate redundancies, the company said. It will install the existing First California Bank technology in all offices and there will be selective staff reductions, it stated, but virtually all key employees have been retained, including all three banks’ commercial lending executives.

The first quarter integration program pre-tax charges include $1.2 million severance for the former chief executive officer of National Mercantile and $1.8 million representing the cost to exit National Mercantile technology, the company reported. Estimated second quarter pre-tax charges of $1.4 million are expected to include additional severance and technology implementation costs, it said. The company has closed loan production offices in Torrance and Costa Mesa and has moved the affected employees to its full-service branch locations in Torrance and Irvine.

Outlook

Combining the three banks under a single charter frees two national bank charters. As reported previously, First California has entered into agreements with United Central Bank and The Independent BankersBank, both of Texas, to sell these national bank charters and selected assets. The company anticipates the sales will close in the second quarter of 2007 and generate a pre-tax gain of $2.4 million. These transactions are subject to normal regulatory approval, it noted.

The company believes the business outlook for the Southern California economy is positive, and management anticipates steady, modest business growth in its served communities. Kum explained: “The economic outlook is encouraging. Existing businesses are expanding and new businesses continue to locate here, so we anticipate increasing our portfolio of quality business loans as long as this trend continues. Business growth also is fueling commercial real estate and construction lending. Vacancy rates are extremely low and new commercial construction continues at a good pace, creating numerous lending opportunities.

“The lending environment is competitive and rate sensitive,” continued Kum. “Although we aggressively pursue good opportunities, we continue our generally conservative lending practices to ensure a high quality portfolio. There are many startup banks with exceptionally high levels of capital, aggressive underwriting standards and a willingness to make loans at unrealistically low rates. This cannot continue forever, and we won’t lower our standards to compete with what we consider a temporary phenomenon.”

Kum said one of the bank’s primary areas of focus is to continue building core deposits – checking, savings and small-balance time deposits (under $100,000). He noted the merged banks have had historical success with building core deposits at a reasonable cost.

“Once we complete the integration process, we will turn our attention to executing our growth strategy. We plan to support it with a strong marketing and brand identity program beginning in the second half of 2007. We will look to locate new branches in strategically important areas and to find the best employees and managers possible to support our client-centric culture.”

About First California

First California Financial Group, Inc. (Nasdaq:FCAL), an emerging force in Southern California banking, serves businesses and individuals throughout Los Angeles, Orange and Ventura counties. The banks offer a full line of quality credit and banking products and services through 12 full-service branch offices and 2 loan production offices. The Company’s website is www.fcalgroup.com.

Forward Looking Information

This press release contains certain forward-looking information about First California that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, and include statements related to the integration of the banks and the expected timing of that integration and the expected charges from that integration including in the second quarter 2007; the proposed sales of the national charters and the timing and anticipated gain from those sales; creation of operating efficiencies and interest expense savings; First California’s projected growth and expansion of its business opportunities, new sources of revenue, additional lending opportunities, and a wider array of products and services; and anticipated growth in the communities served by First California. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of First California. First California cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to, the impact of the current national and regional economy on small business loan demand in Southern California, loan delinquency rates, the ability of First California and its subsidiaries to retain customers and employees, interest rate fluctuations and the impact on margins, demographic changes, demand for the products and services of First California and its subsidiaries, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, the ability of First California to integrate National Mercantile Bancorp and FCB Bancorp and their subsidiaries and respective businesses and the costs of doing so, delays in the timing of the integration and the charter sales and other factors. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First California’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. First California assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in First California’s Annual Report on Form 10-K and any other reports filed by it with the Securities and Exchange Commission (“SEC”). The documents filed by First California with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from First California by directing a request to: First California Financial Group, Inc., 1880 Century Park East, Suite 800, Los Angeles, CA 90067. Attention: Investor Relations. Telephone (310) 282-6703.

(Table Follows)

First California Financial Group

Unaudited Financial Results

(in thousands except for share data and ratios)

As of or for the quarter ended	31-Mar-07	31-Dec-06	30-Sep-06	30-Jun-06	31-Mar-06
Income statement summary
Net interest income	$7,146	$5,805	$5,861	$5,966	$5,716
Service charges, fees & other income	486	315	273	264	322
Loan commissions & sales	226	—	—	—	—
Operating expenses	5,249	3,889	3,477	3,763	3,676
Provision for loan losses	—	104	72	40	32
Amortization of intangible assets	62	55	56	56	56
Insurance proceeds and other	—	808	—	—	—
Trading gains (losses) on non-hedge derivatives	—	—	550	(369)	(448)
Net settlement on interest rate swaps	—	—	5	29	43
Expense of early termination of debt	1,564	—	—	—	—
Integration/conversion expense	3,476	—	—	—	—

Income (loss) before tax	(2,492)	2,880	3,084	2,031	1,869
Tax expense (benefit)	(1,397)	1,196	1,328	885	813

Net income (loss)	$(1,095)	$1,684	$1,756	$1,146	$1,056

Balance sheet data
Total assets	$1,064,896	$501,563	$494,197	$491,402	$479,332
Shareholders’ equity	128,113	45,069	42,777	39,036	38,702
Common shareholders’ equity	127,113	44,069	41,777	38,036	37,702
Earning assets	933,047	472,132	465,698	458,062	446,553
Loans	722,445	365,718	358,220	351,229	353,500
Loans - held for sale	25,583	—	—	—	—
Securities	182,220	104,414	105,478	103,970	88,263
Federal funds sold & other	2,800	2,000	2,000	2,863	4,790
Interest-bearing funds	723,418	335,633	331,742	329,639	314,578
Interest-bearing deposits	572,679	264,869	263,678	256,925	282,714
Borrowings	123,734	55,300	52,600	57,250	16,400
Junior subordinated debt	27,005	15,464	15,464	15,464	15,464
Goodwill and other intangibles	60,605	4,410	4,464	4,520	4,576
Deposits	770,768	380,614	379,418	372,575	405,352

Asset quality data and ratios
Loans past due 90 days and accruing	$100	$—	$338	$343	$300
Nonaccruing loans	334	—	—	—	—

Total nonperforming loans	434	—	338	343	300
Foreclosed property	303	303	—	—	—

Total nonperforming assets	$737	$303	$338	$343	$300

Allowance for loan losses	8,296	4,740	4,661	4,648	4,562
Allowance for loan losses to loans	1.15%	1.30%	1.30%	1.32%	1.29%

Common shareholder data
Basic earnings (loss) per share	$(0.16)	$0.30	$0.32	$0.21	$0.19
Diluted earnings (loss) per share	$(0.15)	$0.28	$0.29	$0.19	$0.18
Book value per share	$11.01	$7.73	$7.45	$6.89	$6.79
Tangible book value per share	$5.76	$7.03	$6.75	$6.18	$6.07
Shares outstanding	11,545,601	5,650,147	5,551,267	5,543,891	5,541,280
Basic weighted average shares	6,902,629	5,597,733	5,545,903	5,542,441	5,518,383
Diluted weighted average shares	7,160,279	6,004,100	5,985,837	6,035,527	6,002,461

Selected ratios
Return (loss) on average assets	(6.30)%	1.34%	1.43%	0.94%	0.93%
Return (loss) on average equity	(6.13)%	15.29%	17.05%	11.66%	10.82%
Equity to assets	12.03%	8.99%	8.66%	7.94%	8.07%
Tangible equity to tangible assets	6.72%	8.18%	7.82%	7.09%	7.19%
Efficiency ratio	66.79%	63.55%	51.98%	63.89%	65.26%
Net interest margin [tax equivalent]	4.57%	4.86%	5.09%	5.26%	5.49%